Exhibit 99.2

OTTER TAIL CORPORATION

AMENDMENT NO. 2

DATED AS OF JUNE 30, 2009

to

NOTE PURCHASE AGREEMENT

Dated as of February 23, 2007

RE:  $50,000,000 SENIOR NOTE

due November 30, 2017

AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT

THIS AMENDMENT dated as of June 30, 2009 (the or this “Amendment”) to the Note Purchase Agreement dated as of February 23, 2007 is between Otter Tail Corporation, a Minnesota corporation (the “Company”), and Cascade Investment, L.L.C. (“Cascade”).

RECITALS:

A.            The Company and Cascade have heretofore entered into the Note Purchase Agreement dated as of February 23, 2007, as amended by a letter agreement dated December 14, 2007 (as so amended, the “Note Purchase Agreement”).  The Company has heretofore issued the $50,000,000 5.778% Senior Note due November 30, 2017 (the “Note”) dated December 14, 2007 pursuant to the Note Purchase Agreement.

B.            The Company has announced that it intends to restructure the Company into a holding company with Otter Tail Power Company as a separate, first-tier subsidiary as described in Article I hereto (the “Permitted Reorganization”).

C.            The Company has requested (i) that Cascade consent to the assignment (the “Assignment”), effective immediately prior to the effectiveness of the Permitted Reorganization (the “Effective Time”), by the Company of its rights and obligations under the Note Purchase Agreement and the Note to Otter Tail Holding Company (“Otter Holding”) pursuant to the Assignment, Assumption and Release Agreement, dated as of the date immediately preceding the effectiveness of the Permitted Reorganization and effective as of the Effective Time, by and among the Company, Otter Holding and Cascade, substantially in the form of Exhibit A hereto (the “Assignment Agreement”) and (ii) that the Note Purchase Agreement and the Note be amended as set forth herein.

D.            The Company and Cascade now desire to amend the Note Purchase Agreement and the Note in the respects, but only in the respects, hereinafter set forth.

E.             Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement (as amended hereby) unless herein defined or the context shall otherwise require.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Cascade do hereby agree as follows, which agreement shall become effective as of the Effective Time upon the full and complete satisfaction of each of the conditions precedent set forth in Sections 1.1, 5.1 and 5.2 hereof:

ARTICLE I

PERMITTED REORGANIZATION

Section 1.1.   Proposed Holding Company Reorganization.  Without any representation or warranty that the following transaction will be consummated, the Company has informed Cascade that it is planning the following transaction (the “Permitted Reorganization”):

(a)                                 formation by the Company of a new subsidiary, Otter Holding, which will be a Minnesota corporation;

(b)                                formation by Otter Holding of a new subsidiary, Otter Tail Merger Sub Inc. (“Merger Sub”), which will be a Minnesota corporation;

(c)                                 transfer by the Company to Otter Holding by way of assignment or contribution to capital of all tangible and intangible assets of the Company except for the tangible and intangible assets of the Company that pertain to the Company’s electric generation and transmission business, and shall expressly include (a) stock of Varistar Corporation, and (b) all notes payable by Varistar Corporation or any of its Subsidiaries to the Company (such assets to be transferred, the “Non-Power Company Assets”);

(d)                                assumption by Otter Holding of all liabilities and obligations of the Company except the following (i) those under the senior indebtedness agreements listed on Schedule A and any note described on such Schedule A, and (ii) all liabilities and obligations that pertain to the Company’s electric generation and transmission business and do not pertain to the operation of the Company as a holding company;

(e)                                 assumption by Otter Holding of the Amended and Restated Credit Agreement, dated as of December 23, 2008, among Varistar Corporation, the Banks referenced therein, Bank of America, N.A., Keybank National Association and Wells Fargo Bank National Association, as Co-Documentation Agents, and U.S. Bank National Association, as Agent for the Banks and as Lead Arranger;

(f)                                   release of Varistar Corporation and its Subsidiaries from any guaranties of senior indebtedness agreements listed on Schedule A and any note described on such Schedule A;

(g)                                merger of the Company with Merger Sub, where (i) the surviving corporation will be the Company and will have the name Otter Tail Power Company and will be a direct, wholly owned subsidiary of Otter Holding and (ii) the current shareholders of the Company will become shareholders of Otter Holding;

(h)                                change of the name of Otter Holding to Otter Tail Corporation;

(i)                                    assumption by Otter Holding of all of the Company’s obligations under the Note Purchase Agreement and Note and release by Cascade of the Company’s obligations pursuant to the Assignment Agreement (which releases shall not release or affect the obligations and liabilities of the Subsidiary Guarantors under the Guaranty Agreement);

(j)                                    the Permitted Reorganization shall take effect immediately following the Effective Time; and,

(k)                                 as of the Effective Time and upon the effectiveness of the Permitted Reorganization, Cascade shall be deemed to have waived any Event of Default that is a Change of Control Event that may otherwise have occurred solely as a result of the Company having entered into the Assignment Agreement and the Permitted Reorganization and Cascade agrees and acknowledges that neither the Assignment nor the Permitted Reorganization shall constitute a violation of Section 4.9 of the Note Purchase Agreement.

ARTICLE II

CONSENT TO ASSIGNMENT

Subject to the terms and conditions of this Amendment and the Assignment Agreement, Cascade shall consent to the transfer and assignment by the Company to Otter Holding as of the Effective Time of all of the rights and obligations of the Company under the Note Purchase Agreement and the Note and, from and after the Effective Time, Cascade shall look solely to Otter Holding for the performance of the obligations of the Company under the Note Purchase Agreement and the Note.  From and after the Effective Time, and subject to the terms and conditions of this Amendment and the Assignment Agreement, Otter Tail Power Company shall be fully released and discharged from all liabilities, responsibilities and obligations with respect to the Note Purchase Agreement and the Note.  From and after the Effective Time, (i) all references to “the Company” in the Note Purchase Agreement and the Note shall mean Otter Holding and (ii) all references to “the Note” in the Note Purchase Agreement shall mean the Note, executed by Otter Holding, as amended to reflect the provisions hereof and in the form of Exhibit B hereto.

ARTICLE III
AMENDMENTS

Section 3.1.   (a) Effective as of the Effective Time, the following definitions of “Change of Control Event,” “Credit Agreement” and “Priority Debt” set forth in Annex A to the Note Purchase Agreement shall be amended in their entirety to read as follows:

“Change of Control Event” means any of the following:

(a)           any Person or group of Persons (other than (i) the Company, (ii) any Subsidiary, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iv) the Purchaser or (v) any Affiliate of the Purchaser)1 beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 25% of any class of voting stock of the Company; or

(b)           (i) the Company enters into any binding or non-binding agreement with any third party (other than the Purchaser or any Affiliate of the Purchaser) with respect to, or any third party (other than the Purchaser or any Affiliate of the

1 According to normal convention, underscore represents language added to the original and strikethrough indicates a deletion of text from the original.  However, it is intended that the marking is for convenience only and has no legal effect.

Purchaser) makes a public announcement or filing with the SEC that indicates an intention to enter into, ~~(i)~~ a merger, consolidation, share exchange, recapitalization or other business combination involving the Company and as a result of such merger, consolidation, share exchange, recapitalization or other business combination, a Person other than the Purchaser or any Affiliate of the Purchaser, directly or indirectly, ~~shall~~ would acquire a 25% or greater equity interest in, ~~or~~ 25% or more of the voting securities or capital stock of, or 25% or more of the Consolidated Assets of the Company or ~~the~~ any successor corporation or (ii) the acquisition by a Person other than the Purchaser or any Affiliate of the Purchaser in any other manner (including by disposition or transfer), directly or indirectly, of a 25% or greater equity interest in, 25% or more of the voting securities or capital stock of, or 25% or more of the Consolidated Assets of, the Company.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of December 23, 2008~~April 26, 2006~~, among the Company (formerly known as Otter Tail Holding Company), the Banks referenced therein, Bank of America, N.A., Keybank National Association and~~JPMorgan Chase Bank, N.A., as Syndication Agent,~~ Wells Fargo Bank National Association, as Co-Documentation Agents, and U.S. Bank National Association, as Agent for the Banks and as Lead Arranger, as amended from time to time, and any replacement or successor agreement or agreements thereto~~, including, without limitation, the Varistar Credit Agreement and any other bank credit facility or bank credit facilities in which the Company or Varistar Corporation is party in effect from time to time with banks or other lending institutions~~.

“Priority Debt” means at any time without duplication, the sum of (a) all Debt of ~~the Company~~ Varistar Corporation and of any of its Subsidiaries secured by Liens other than by Liens permitted by Sections 10.3(a) through (g), (j) and (k) and (b) all Debt of Varistar Corporation and its Subsidiaries and Preferred Stock of Varistar Corporation and its Subsidiaries held by entities other than the Company, Varistar Corporation or a ~~Wholly-Owned Subsidiary~~ wholly owned subsidiary of Varistar Corporation; provided, that there shall be excluded from the definition of Priority Debt (i) any Debt of ~~a Subsidiary~~ Varistar Corporation or a wholly owned subsidiary of Varistar Corporation to the Company ~~or a Wholly-Owned Subsidiary~~ and (ii) the Guaranties of the Subsidiary Guarantors or any Additional Subsidiary Guarantor under (x) the Guaranty Agreement, and (y) the Credit Agreement ~~and (z) the 2001 Note Purchase Agreement~~.

Section 3.2.   Effective as of the Effective Time, the following definitions shall be added to Annex A so that such definitions are ordered alphabetically with the remaining definitions in such Annex A:

“Assignment Agreement” means the Assignment, Assumption and Release Agreement, dated as of June 30, 2009, by and among the Company, the Purchaser and Otter Tail Holding Company, a Minnesota corporation.

“Otter Power Consolidated Debt” means as of any date of determination, the total of all Debt of Otter Tail Power Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Otter Tail Power Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Otter Tail Power Company and its Subsidiaries in accordance with GAAP.

“Otter Power Consolidated Net Worth” means, at any time,

(a)           the total assets of Otter Tail Power Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Otter Tail Power Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries, minus

(b)           the total liabilities of Otter Tail Power Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of Otter Tail Power Company and its Subsidiaries as of such time prepared in accordance with GAAP.

“Otter Power Consolidated Total Capitalization” means, at any time, the sum of Otter Power Consolidated Net Worth and Otter Power Consolidated Debt.

“Permitted Securitization Transactions” means sales of accounts receivable of DMI Industries, Inc. and ShoreMaster, Inc. in nominal principal amounts not to exceed, in the aggregate, $50,000,000; provided, that such transactions may include only recourse to the Company or a Subsidiary (a) under customary representations and warranties not constituting credit support for the assets sold, and (b) constituting credit support in an amount not exceeding 10% of the nominal principal amount of the transaction.  The nominal principal amount of any Permitted Securitization Transaction, and the discount or other yield attributable thereto for purposes of determination of Interest Charges, shall each be determined on a reasonable basis by the Company as if each such transaction were a financing transaction and not a sale.

“Varistar Consolidated Debt” means as of any date of determination, the total of all Debt of Varistar Corporation and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Varistar Corporation and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Varistar Corporation and its Subsidiaries in accordance with GAAP.

“Varistar Consolidated Net Worth” means, at any time,

(c)           the total assets of Varistar Corporation and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Varistar Corporation and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries, minus

(d)           the total liabilities of Varistar Corporation and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of Varistar Corporation and its Subsidiaries as of such time prepared in accordance with GAAP.

“Varistar Consolidated Total Capitalization” means, at any time, the sum of Varistar Consolidated Net Worth and Varistar Consolidated Debt.

Section 3.3.   Effective as of the Permitted Reorganization Date, Section 1.2 of the Note Purchase Agreement shall be amended in its entirety to read as follows:

“Section 1.2   Interest Rate; Adjustment to Interest Rate. ~~(a)~~       The Note shall bear interest at a rate of 5.778% per annum (the “Interest Rate”) until July 1, 2009.  On and after July 1, 2009, the Interest Rate shall be 8.89% per annum.  ~~; provided however, that if, after the date hereof but on or prior to the Closing, a rating assigned by either Moody’s or S&P to the long-term senior unsecured indebtedness of the Company is downgraded below “Baa3” or “BBB-,” respectively, then the Interest Rate will increase by 0.50% for each rating notch downgrade below “Baa3” by Moody’s, and 0.50% for each rating notch downgrade below “BBB-” by S&P.  For illustration purposes only, if each of Moody’s and S&P downgrades its rating of the Company’s long-term senior unsecured indebtedness by one rating notch, the Interest Rate will be increased by 1.0%.~~

~~(b)           If, after a downgrade as described in the first sentence of Section 1.2(a) but on or prior to the Closing, a rating assigned by either Moody’s or S&P to the long-term senior unsecured indebtedness of the Company is upgraded, then the Interest Rate will decrease by 0.50% for each rating notch upgrade by each of Moody’s and S&P.  For illustration purposes only, if, Moody’s and S&P each downgrade their respective ratings assigned to the Company’s long-term senior unsecured indebtedness by one rating notch after the date hereof but on or prior to the Closing (resulting in a 1.0% increase in the Interest Rate pursuant to Section 1.2(a)), but then, on or prior to the Closing upgrade their respective ratings of such indebtedness by one rating notch each, the Interest Rate, as previously increased, will be decreased by 1.0%.~~

~~(c)           Notwithstanding the provisions of Sections 1.2(a) and (b), in no event shall the Interest Rate be (i) less than 5.778% or (ii) adjusted following the Closing.~~

Section 3.4.   Effective as of the Effective Time, Section 10.1 of the Note Purchase Agreement shall be amended in its entirety to read as follows:

“Section 10.1   Limitation on Debt and Priority Debt.

(a)           The Company will not permit Consolidated Debt to exceed 60% of Consolidated Total Capitalization determined as of the end of each fiscal quarter of the Company.

(b)           The Company will not permit Priority Debt to exceed 20% of Varistar Consolidated Total Capitalization determined as of the end of each fiscal quarter of the Company.

(c)           The Company will not permit the aggregate principal amount of all Debt of Otter Tail Power Company and its Subsidiaries to exceed 60% of Otter Power

Consolidated Total Capitalization determined as of the end of each fiscal quarter of the Company.”

Section 3.5.   Effective as of the Effective Time, Section 10.3 of the Note Purchase Agreement shall be amended in its entirety to read as follows:

“Section 10.3   Limitation on Liens.  The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)           Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;

(b)           Liens of or resulting from any judgment or award in an aggregate amount not to exceed $10,000,000, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c)           Liens incidental to the conduct of business or the ownership of properties and assets (including, without limitation, Liens in connection with worker’s compensation, unemployment insurance and other like laws, carrier’s, warehousemen’s liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d)           Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are reasonably necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

(e)           Liens securing Debt of a Subsidiary to the Company or to another Subsidiary;

(f)            ~~Liens on property of the Company created by the Indenture to secure Bonds of the Company issued and outstanding thereunder and described on Schedule 5.15, including property acquired by the Company after the Closing Date to which such~~

~~Liens attach~~Liens arising under or related to any statutory or common law provisions, or customary account agreements, or other customary rights relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary;

(g)           Liens ~~in addition to those permitted by clause (f) hereof~~ existing as of the date of this Agreement and described on Schedule 5.15 hereto and Liens securing any refinancing of Indebtedness secured by such Liens, provided that such refinancing shall be subject to similar terms and secured by the same assets and the principal amount of Indebtedness secured thereby is not increased;

(h)           Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capital Lease or other deferred payment contract, provided that such Liens attach only to the property being acquired and that the Debt secured thereby does not exceed the Fair Market Value of such property at the time of acquisition thereof and the Lien shall be created contemporaneously with, or within 180 days after, the acquisition of such property;

(i)            Liens that existed on assets of other Persons at the time of acquisition of such other Persons or of such assets by the Company or a Subsidiary and which continue to attach only to such assets and Liens securing any refinancing of Indebtedness secured by such Liens, provided that such refinancing shall be subject to similar terms and secured by the same assets and the principal amount of Indebtedness secured thereby is not increased;

(j)            Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessors or sublessors of property leased to the Company or any Subsidiary or of lessees or sublessees of property of the Company or any Subsidiary leased by the Company or any Subsidiary to such lessees or sublessees, in each case in the ordinary course and consistent with past practice of the Company’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Company or such Subsidiary;

(k)           Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Company or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Company or any Subsidiary; and

(l)            Liens created, assumed or incurred after the date of the Closing given to secure Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (~~i~~k) hereof; provided that all Debt secured by Liens permitted under this Section 10.3(~~j~~l) does not exceed $~~2~~5,000,000 in the aggregate at any time outstanding;

provided that (1) all Debt secured by such Liens shall have been incurred within the applicable limitations provided in Sections 10.1(b)-(c) and (2) at the time of creation, assumption or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist.”

Section 3.6.   Effective as of the Effective Time, Section 10.7 of the Note Purchase Agreement shall be amended in its entirety to read as follows:

“Section 10.7  Benefit of More Restrictive Covenants or More Favorable Terms.    If ~~any 2001 Noteholder or~~ any Lender under the Credit Agreement is or becomes entitled to the benefit of any covenant, agreement, event of default or other event which would permit ~~the 2001 Noteholder or~~ the Lender to have the Company Debt obligations it holds purchased by the Company (a “put event”) which is more restrictive on the Company or its Subsidiaries than the covenants, agreements, events of default or put events contained herein or which is more favorable to ~~such 2001 Noteholder or~~ such Lender than the covenants, agreements, events of default or put events contained herein, then such more restrictive or more favorable covenant, agreement, event of default or put event shall be deemed to be incorporated into this Agreement by reference during any period ~~such 2001 Noteholder or~~ such Lender is so entitled thereto without regard to any waivers by ~~the 2001 Noteholder or~~ the Lender with respect thereto and shall remain so incorporated for a period of 30 days after ~~the 2001 Noteholder or~~ the Lender is no longer entitled to the benefit thereof and each Noteholder shall be entitled to the benefits thereof with respect to this Agreement in addition to the existing covenants, agreements, events of default and put events contained herein so long as any Note remains outstanding.  The Company shall notify each Noteholder of any such covenant, agreement, event of default or put event, and shall at the request of the Noteholders amend this Agreement to include such covenant, agreement, event of default or put event.”

Section 3.7.   Effective as of the Effective Time, Section 10.11 of the Note Purchase Agreement shall be amended in its entirety to read as follows:

“Section 10.11 Contingent Liabilities.  The Company will not and will not permit any Material Subsidiary to either:  (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for:

(i)            guaranties by the Company of loans to leveraged employee stock ownership plans;

(ii) ~~a performance guaranty by the Company of performance by DMI Industries under a certain contract involving aggregate payments of approximately $20,000,000~~guaranties by the Company of obligations of DMI Industries, Inc. in respect of down payments by customers of DMI Industries, Inc. in an aggregate amount of up to $30,000,000, with the amount of such guaranties to be deemed to be either (x) the dollar limitation set forth in any such guaranty, if applicable, or (y) the amount of such down payment so guarantied (it being understood that the Company shall include in the quarterly statements delivered pursuant to Section 7.1(a) a statement setting forth the highest, lowest and average aggregate amount of down payments guarantied pursuant to this Section 10.11(ii) during the period covered by such statements);

(iii)                               guaranties by the Company or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capital Lease,

(iv)                              other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate;

(v) guaranties by Varistar Corporation of the obligations of the Company under the  Credit Agreement, ~~and~~

(vi) ~~the guaranty by Varistar Corporation of the obligations of the Company in respect of up to $40,000,000 of Insured Senior Notes due October 1, 2017, as described in a Prospectus dated September 11, 2002 and a prospectus supplement dated on or about September 19, 2002~~guaranties by the Company of the obligations of DMI Industries, Inc. and ShoreMaster, Inc. under any agreement governing the terms of Permitted Securitization Transactions, provided, that such guaranties shall not, in the aggregate, guaranty receivables sale arrangements involving account receivable sales at any time remaining outstanding in excess of $50,000,000,and

(vii) guarantees by Material Subsidiaries of the obligations of the Company under the Credit Agreement, so long as each and every Subsidiary that guarantees the obligations of the Company under the Credit Agreement is a Subsidiary Guarantor or an Additional Subsidiary Guarantor or becomes an Additional Subsidiary Guarantor in accordance with the terms of Section 9.7 hereof.”

Section 3.8.   Effective as of the Effective Time, Article XI of the Note Purchase Agreement shall be amended in its entirety to read as follows:

“An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                 the Company defaults in the payment of any interest on the Note for more than five Business Days after the same becomes due and payable; or

(c)                                  the Company defaults (i) in the performance of or compliance with any term contained in Article X or Section 7.1(d) or (ii) in the payment when due of the amount required to be paid by the Company for any purchase of any Notes pursuant to Section 8.3; or

(d)                                 the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Article XI) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Noteholder (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Article XI); or

(e)                                  any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or by any Subsidiary in the Guaranty Agreement or in any writing furnished in connection with the transactions contemplated hereby (including, without limitation, any amendment to this Agreement and the Assignment Agreement) proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                                    (i) the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g)                                 the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or any of the Company’s~~its~~ Material Subsidiaries, a

custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or any of the Company’s~~its~~ Material Subsidiaries, or any such petition shall be filed against the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or any of the Company’s Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)                                     a final judgment or judgments for the payment of money aggregating in excess of $5~~1~~,000,000 are rendered against one or more of the Company, Otter Tail Power Company, any Subsidiary of Otter Tail Power Company or and the Company’s Material Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(j)                                     default shall occur in the observance or performance of any provision of the Guaranty Agreement or the Guaranty Agreement shall cease to be in full force and effect for any reason, including, without limitation, a final and nonappealable determination by any governmental body or court that the Guaranty Agreement is invalid, void or unenforceable, or any Subsidiary Guarantor or any Additional Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any provision of, or obligation under, the Guaranty Agreement; or

(k)                                  if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC, (iii)  the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan, (iv) the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (v) the aggregate benefit liabilities under all of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the first day of such Plans’ most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes (but not for other purposes), shall exceed the assets of such Plans by more than $500,000, (vi) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vii) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (viii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and in each case except clause (iii), any such event or events, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(l)                                     (i) the Company shall cease to own, directly or indirectly, all of the capital stock of each of Varistar Corporation and Otter Tail Power Company or (ii) a Change of Control Event shall have occurred.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.   To induce Cascade to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to Cascade that:

(a)                                  (i) each of this Amendment and the Assignment Agreement has been duly authorized by all requisite corporate action on the part of the Company, and (ii) this Amendment has been executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)                                 each of the Note Purchase Agreement, as amended by this Amendment, and the Note, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)                                  the execution and delivery by the Company of this Amendment and the Assignment Agreement and the performance by the Company of its obligations under this Amendment and the Assignment Agreement will not (A) violate the Articles of Incorporation of the Company, as amended, or Bylaws of the Company, as amended, (B) violate Section 673 of the Minnesota Business Corporation Act (the “MBCA”) or Minnesota Statutes Section 216B.48, or (C) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to the Company, except (as to clause (C) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on the Company and its subsidiaries taken as a whole.  No approval or consent, filings, notifications, waivers or exemptions on the part of any (A) Minnesota, North Dakota or South Dakota or (B) New York or federal, governmental authority is required to be obtained or made by the Company in connection with the execution and delivery by it of this Amendment and the Assignment Agreement and the performance by the Company of its obligations under this Amendment and the Assignment Agreement, except such as have been obtained or made;

(d)                                 as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(e)                                  all the representations and warranties contained in Article V of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except as set forth on Schedule B hereto; and

(f)                                    upon the effectiveness of the Permitted Reorganization, each of the transactions described in Section 1.1 shall have occurred.

ARTICLE V

CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT

Section 5.1.   Conditions to Permitted Reorganization.  The Effective Time shall not occur and this Amendment shall not take effect until and unless each and every one of the following conditions  (in addition to those set forth in Sections 1.1 and 5.2) have been satisfied in full or waived by Cascade:

(a)                                  Otter Holding and Merger Sub shall have been duly incorporated as Minnesota corporations.

(b)                                 All Non-Power Company Assets shall have been assigned or contributed to the capital of Otter Holding.

(c)                                  The stock of Varistar Corporation shall be owned solely by Otter Holding.

(d)                                 The Articles of Incorporation and By-Laws of Otter Holding shall be satisfactory to Cascade in form and substance.

(e)                                  Otter Holding shall have received approval of the Permitted Reorganization from the Minnesota Public Utilities Commission and any other governmental agency or authority (state, federal or local) having applicable jurisdiction.

(f)                                    Cascade shall have received (except as otherwise noted below) all of the following, in form and substance satisfactory to Cascade, each duly executed by all necessary parties (other than Cascade):

(i)            the Assignment Agreement executed and delivered by the Company and Otter Holding;

(ii)           upon the effectiveness of the Permitted Reorganization and upon the surrender by Cascade of the Note issued by Otter Tail Corporation on December 14, 2007, the Note, as amended to reflect the provisions of this Amendment and the Assignment Agreement, dated as of the date preceding the Permitted Reorganization and effective as of the Effective Time, executed and delivered by Otter Holding in the form of Exhibit B hereto;

(iii)          a certificate or certificates of the Secretary or an Assistant Secretary of Otter Holding, attesting to and attaching (i) a copy of the corporate resolution of Otter Holding authorizing the execution, delivery and performance of the Assignment and Assumption Agreement and of this Amendment, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of Otter Holding authorized to execute the Assignment and Assumption Agreement, (iii) a copy of the Articles of Incorporation of Otter Holding with all amendments thereto, including an amendment to change Otter Holding’s name to Otter Tail Corporation, and (iv) a copy of the By-Laws of Otter Holding with all amendments thereto;

(iv)          a Certificate of Good Standing for Otter Holding in the jurisdiction of its incorporation, certified by the appropriate governmental officials;

(v)           opinions of counsel to Otter Holding and the Material Subsidiaries, addressed to Cascade, in substantially the forms provided in Exhibit C attached hereto;

(vi)          any necessary revised versions of Schedules 4.9, 5.3, 5.4, 5.5, 5.8, 5.11, 5.15 and 10.10 to the Note Purchase Agreement as provided in Section 5.1(g)(i) below;

(vii)         a standstill agreement, dated and effective as of the date of the effectiveness of the Permitted Reorganization, by and between Otter Holding and Cascade, on terms no less favorable to Cascade than the terms contained in the standstill agreement, dated May 1, 2009, by and between the Company and Cascade;

(viii)        a certificate or certificates of the Secretary or an Assistant Secretary of Otter Holding, attesting to and attaching a copy of the corporate resolutions (A) adopted by a committee of “disinterested directors” (as defined in Section 673 of the MBCA) formed by the board of directors of Otter Holding ratifying and adopting the resolutions of a special committee of “disinterested directors” of the Company adopted on May 1, 2009 for the purpose of exempting Cascade and its affiliates and associates from the restrictions and limitations on “interested shareholders” (as defined in Section 011 of the MBCA) set forth in the Section 673 of the MBCA, and (B) adopted by the board of directors of the Company for the purpose of approving any “Business Combination” (within the meaning of paragraph C.1 of Article VI, Division V of the Articles of Incorporation of the Company) that resulted or may be deemed to have resulted from the Permitted Reorganization and/or the assignment by the Company to Otter Holding of its rights and obligations under the Note Purchase Agreement and the Note;

(ix)           written confirmation to Cascade from each Subsidiary Guarantor that, as of the Effective Time, the Guaranty Agreement remains a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms with respect to such

Subsidiary Guarantor’s unconditional guarantee of the payment by Otter Holding of all amounts due with respect to the Note as provided in the Guaranty Agreement, as the Note has been amended to reflect the provisions of this Amendment and the Assignment Agreement, and the performance by the Otter Holding of its obligations under the Note Purchase Agreement and the Note as so amended; provided, that, if such written confirmation is not provided, each Subsidiary Guarantor shall execute and deliver to Cascade a new guaranty agreement substantially in the form of the Guaranty Agreement attached as Exhibit 2 to the Note Purchase Agreement.

(g)                                 Upon and after consummation of the Permitted Reorganization:

(i)            all representations and warranties of the Company hereunder (except for the first two sentences of Section 5.14), as applied to Otter Holding, shall be true and correct in all material respects except as provided in Schedule C and except that Schedules 4.9, 5.3, 5.4, 5.5, 5.8, 5.11, 5.15 and 10.10 to the Note Purchase Agreement in the form previously delivered to Cascade by Otter Holding on the date hereof shall be deemed to replace the corresponding Schedules to the Note Purchase Agreement as of the Permitted Reorganization; and

(ii)           no Default or Event of Default shall have occurred after giving effect to the Permitted Reorganization.

(h)                                 No default or event of default shall have occurred under any material contract or agreement constituting a portion of the Non-Power Company Assets, which default or event of default shall not have been waived to the reasonable satisfaction of Cascade.

(i)                                     Cascade shall have received satisfactory evidence that upon consummation of the transactions described herein, the unsecured long term debt of Otter Holding shall be rated no lower than BB+ by S&P and Ba1 by Moody’s.

Section 5.2.   Other Conditions Precedent.  Provided that each and every one of the following conditions and the conditions in Sections 1.1 and 5.1 shall have been satisfied, this Amendment shall take effect at the Effective Time:

(a)                                  executed counterparts of this Amendment, duly executed by the Company and Cascade, shall have been delivered to the Cascade;

(b)                                 (i) the representations and warranties of the Company set forth in Section 4.1 hereof are true and correct on and with respect to the date hereof and at the Effective Time, (ii) the representations and warranties of the Company and Otter Holding in the Assignment Agreement are true and correct on and with respect to the date hereof, and (iii) the Company shall have complied with all of the obligations contained in this Amendment;

(c)                                  no Default or Event of Default under the Note Purchase Agreement has occurred and is continuing;

(d)                                 Cascade shall have received the favorable opinions of counsel to the Company as to the matters set forth in Sections 4.1(a), 4.1(b) and 4.1(c) hereof and Section 5 of the Assignment Agreement, which opinions shall be in form and substance satisfactory to Cascade and shall cover the matters set forth in Exhibit C to this Amendment attached hereto;

(e)                                  The Company shall have paid the reasonable fees, charges and disbursements of Cascade’s special counsel, Cleary Gottlieb Steen & Hamilton LLP, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment and the Assignment Agreement to the extent reflected in a statement of such counsel rendered to Cascade and delivered to the Company; and

(f)                                    the Company shall have paid to Cascade a mutually agreed upon fee, which shall be non-refundable.

Upon receipt of all of the foregoing, this Amendment shall become effective.

ARTICLE VI

PAYMENT OF NOTEHOLDER’S COUNSEL FEES AND EXPENSES

Section 6.1.   The Company agrees to pay upon demand, the reasonable fees and expenses of Cleary Gottlieb Steen & Hamilton LLP, counsel to Cascade, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.

ARTICLE VII

NOTEHOLDER REPRESENTATIONS AND WARRANTIES

Section 7.1.   Cascade represents that it holds all of the outstanding principal amount of the Note.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.   This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Note are hereby ratified and shall be and remain in full force and effect.

Section 8.2.   Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

Section 8.3.   The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 8.4.   This Amendment shall be governed by and construed in accordance with New York law.

Section 8.5.   The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Section 8.6.   This Amendment shall terminate and have no effect on the Note Purchase Agreement and the Note if the Effective Time has not occurred by July 2, 2009.

The foregoing is hereby agreed to as of the date hereof.

OTTER TAIL CORPORATION

By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

ACCEPTED AND AGREED TO:

CASCADE INVESTMENT, L.L.C.

By:            /s/ Michael Larson
Name:  Michael Larson
Title:    Business Manager

(signature page to Amendment No. 2

to Note Purchase Agreement)

Schedule A

(to Amendment No. 2 to Note Purchase Agreement)

Senior Indebtedness Agreements and Notes
to remain obligations of Otter Tail Power Company following the the Permitted Reorganization

1.	Notes issued under the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between the Otter Tail Corporation and the Noteholders named therein consisting of:
(i)	$33,000,000, 5.95% Senior Unsecured Notes, Series A, due 2017;
(ii)	$30,000,000, 6.15% Senior Unsecured Notes, Series B, due 2022;
(iii)	$42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027; and
(iv)	$50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037.

2.	$20,625,000, Mercer County, North Dakota Pollution Control Refunding Revenue Bonds (Otter Tail Corporation Project) Series 2001.

3.	$10,400,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 1993.

4.	$5,165,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 2001.

5.

All of the 6.63% Senior Notes due December 1, 2011, issued under the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended, between Otter Tail Corporation and the noteholders party thereto, outstanding as of the date of effectiveness of the Permitted Reorganization.

6.

Credit Agreement, dated as of July 30, 2008, among Otter Tail Corporation, the Banks named therein, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as agent for the Banks, as amended, and all Notes of Otter Tail Corporation issued pursuant thereto.

7.

Term Loan Agreement, dated as of May 22, 2009, among Otter Tail Corporation, d/b/a Otter Tail Power Company, JPMorgan Chase Bank, N.A., as administrative agent, KeyBank National Association, as syndication agent, Union Bank, N.A., as documentation agent, and the banks named therein.

Schedule B

(to Amendment No. 2 to Note Purchase Agreement)

Exceptions to Representations and Warranties

1.              Since the date of the Note Purchase Agreement, the Indebtedness listed on Schedule 5.15 has changed and should reflect the following Indebtedness:

Location	Description	Principal Amount
		Outstanding
		(as of 3/31/09)*
Company	6.63% Senior Notes due December 1, 2011	$90,000,000
Company	5.778% Senior Unsecured Note due November 30, 2017	$50,000,000
Company	5.95% Senior Unsecured Notes, Series A, due 2017	$33,000,000
Company	6.15% Senior Unsecured Notes, Series B, due 2022	$30,000,000
Company	6.37% Senior Unsecured Notes, Series C, due 2027	$42,000,000
Company	6.47% Senior Unsecured Notes, Series D, due 2037	$50,000,000
Company	4.65% Grant County, South Dakota Pollution Control Refunding Revenue Bonds (Otter Tail Power Corporation Project) Series 2001 due September 1, 2017	$5,165,000
Company	4.85% Mercer County, North Dakota pollution control refunding revenue bonds, due September 1, 2022	$20,580,000
Company	Pollution control refunding revenue bonds, variable, 4.13% at June 20, 2007, due December 1, 2012	$10,400,000
Company	Obligations under Credit Agreement dated as of July 30, 2008, as amended	$32,315,510
Company	Obligations under Term Loan Agreement dated as of May 22, 2009 (“Term Loan Agreement”)	$75,000,000
Varistar Corporation	Obligations under Amended and Restated Credit Agreement dated as of December 23, 2008, as amended	$116,747,339
Varistar Corporation	Other	$7,600,730

The 6.63% Senior Notes and the 5.778% Senior Unsecured Notes are guarantied by Varistar Corporation and certain of its Subsidiaries.  The obligations of Varistar Corporation under the A&R Credit Agreement are guarantied by certain of Varistar Corporation’s Subsidiaries. The Grant County and Mercer County pollution control refunding revenue bonds are covered under a financial guaranty insurance policy provided by Ambac Assurance Corporation.

*Amount outstanding under the Term Loan Agreement was incurred on May 22, 2009.

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Schedule C

(to Amendment No. 2 to Note Purchase Agreement)

Exceptions to Representations and Warranties
as applied to Otter Holding upon and after
consummation of the Permitted Reorganization

1.               The information provided in each Schedule delivered to Cascade as required by Section 5.1(g)(i) of the Amendment is true and correct only as of the date of delivery thereof, notwithstanding any statement to the contrary in Article V of the Note Purchase Agreement.

2.               For purposes of Section 5.7, no order of the Minnesota Public Utilities Commission approving the capital structure of Otter Holding is required.

3.   With respect to Section 5.19, Otter Holding was incorporated in June 2009 and will not be subject to SEC reporting requirements until the Effective Time.

4.   With respect to Section 5.20, Otter Holding was incorporated in June 2009.

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EXHIBIT A

(to Amendment No. 2 to Note Purchase Agreement)

FORM OF ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT (this “Agreement”), is made and entered into as of June 30, 2009, by and among Otter Tail Corporation, a Minnesota corporation (“Old Otter Tail”), Otter Tail Holding Company, a Minnesota corporation (“Otter Holding”) and Cascade Investment, L.L.C., a Washington limited liability company (“Cascade”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement defined below, unless the context shall otherwise require.

RECITALS:

A.            Old Otter Tail and Cascade have heretofore entered into the Note Purchase Agreement dated as of February 23, 2007, as amended by a letter agreement dated December 14, 2007 and an Amendment No. 2 thereto (“Amendment No. 2”) dated as of June 30, 2009 (as so amended, the “Note Purchase Agreement”).  Old Otter Tail has heretofore issued the $50,000,000 5.778% Senior Note due November 30, 2017 (the “Note”) dated December 14, 2007 pursuant to the Note Purchase Agreement.

B.            Old Otter Tail has announced that it intends to restructure Old Otter Tail into a holding company with Otter Tail Power Company as a separate, first-tier subsidiary as described in Article I of Amendment No. 2 (the “Permitted Reorganization”).

C.            The Company has proposed that its rights and obligations under the Note Purchase Agreement and the Note (as such term is defined in Amendment No. 2) be assigned, immediately prior to the effectiveness of the Permitted Reorganization, to Otter Tail Holding Company (“Otter Holding”) pursuant to this Agreement, and Cascade has consented to such assignment.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Assignment.  Effective as of immediately prior to the effectiveness of the Permitted Reorganization (the “Effective Time”), Old Otter Tail hereby transfers, assigns and conveys to Otter Holding its entire right, title and interest in, to and under, and all of its obligations under, the Note Purchase Agreement and the Note (as such term is defined in Amendment No. 2).

2.             Assumption.  As of the Effective Time, Otter Holding hereby accepts the foregoing assignment and hereby assumes and agrees to perform all of the obligations of Old Otter Tail under the Note Purchase Agreement and the Note (as such term is defined in Amendment No. 2).

3.             Release of Otter Tail Power Company.  Upon the effectiveness of the assignment and assumption contained in Sections 1 and 2 above, respectively, Cascade (a) releases and discharges Old Otter Tail from all of its obligations under the Note Purchase Agreement and the Note, provided, however, that the foregoing shall not constitute a release or affect the obligations and liabilities of the Subsidiary Guarantors under the Guaranty Agreement, and (b) agrees and confirms that Old Otter Tail will not thereafter be deemed the “Company” for purposes of the Note Purchase Agreement and the Note.

4.             Substitution of Schedules.  As provided in Section 5.1(g)(i) of Amendment No. 2, Schedules 4.9, 5.3, 5.4, 5.5, 5.8, 5.11, 5.15 and 10.10 to the Note Purchase Agreement are replaced and superseded by the Schedules previously delivered to Cascade on the date hereof bearing such numbers.

5.             Representations and Warranties.

(a)           Each of the Company and Otter Holding represents and warrants to Cascade that this Agreement has been duly authorized by all requisite corporate action on the part of the Company and Otter Holding and has been executed and delivered by the Company and Otter Holding and constitutes the legal, valid and binding agreement of the Company and Otter Holding enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(b)           Otter Holding represents and warrants to Cascade that as of the Effective Time, each of the Note Purchase Agreement and the Note, as amended, will constitute the legal, valid and binding obligations, contracts and agreements of Otter Holding enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(c)           Otter Holding represents and warrants to Cascade that the execution and delivery by Otter Holding of this Agreement, the Note, as amended, and the Standstill Agreement, dated as of the date hereof, between Cascade and Otter Holding (the “Standstill Agreement”) and the performance by Otter Holding of its obligations under this Agreement, the Note, as amended, and the Standstill Agreement will not (A) violate the Articles of Incorporation of Otter Holding, as amended, or Bylaws of Otter Holding, as amended, (B) violate Section 673 of the MBCA or Minnesota Statutes Section 216B.48, or (C) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to Otter Holding, except (as to clause (C) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on Otter Holding and its Subsidiaries taken as a whole.  No approval or consent, filings, notifications, waivers or exemptions on the part of any (A) Minnesota, North Dakota or South Dakota or (B) New York or federal, governmental authority is required to be obtained or made by Otter Holding in connection with the execution and delivery by it of this Agreement, the Note, as amended, and the Standstill Agreement and the performance

2

by Otter Holding of its obligations under this Agreement, the Note, as amended, and the Standstill Agreement, except such as have been obtained or made.

(d)           Cascade represents to each of the Company and Otter Holding that the first two sentences of Section 6.6 of the Note Purchase Agreement as applied to the Note, as amended by Amendment No. 2 and this Agreement, are true and correct as of the date hereof.

6.             Miscellaneous.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  The captions and headings of the various sections of this Agreement are for convenience only and shall not be deemed a part of this Agreement and shall not be construed as defining or as limiting in any way the scope or intent of provisions hereof.

7.             Effectiveness.  This Agreement shall be deemed effective immediately prior to the effectiveness of the Permitted Reorganization, provided that each and every one of the conditions set forth in Sections 5.1 and 5.2 of Amendment No. 2 has been satisfied in full or waived by Cascade; provided, further, that, if the Permitted Reorganization does not occur by July 2, 2009, this Agreement shall terminate automatically and the assignment, assumption and release described above in Sections 1, 2 and 3, respectively, shall be void and of no effect.

8.             Governing Law.  This Agreement shall be governed by and construed in accordance with New York law.

[Signature pages follow.]

3

IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed this Agreement as of the date written above.

OTTER TAIL CORPORATION

OTTER TAIL HOLDING COMPANY

CASCADE INVESTMENT, L.L.C.

Name:

Title

4

EXHIBIT B
(to Amendment No. 2 to Note Purchase Agreement)

[FORM OF NOTE]

OTTER TAIL HOLDING COMPANY

Senior Note due November 30, 2017

[No. R-1]	$50,000,000

FOR VALUE RECEIVED, the undersigned, OTTER TAIL HOLDING COMPANY (herein called the “Company”), a corporation organized and existing under the laws of the State of Minnesota, hereby promises to pay to Cascade Investment, L.L.C., or registered assigns, the principal sum of FIFTY MILLION DOLLARS on November 30, 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof (i) at the rate of 5.778% per annum from December 14, 2007 until July 1, 2009 and (ii) from and after July 1, 2009 at a rate of 8.89%per annum, payable semiannually, on the last day of each May and November in each year, commencing with the May or November next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.89% or (ii) 2% over the rate of interest publicly announced by Citibank N.A. from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Fargo, North Dakota or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is a Senior Note (herein called the “Note”) issued pursuant to a Note Purchase Agreement, dated as of February 23, 2007 (as from time to time amended, the “Note Purchase Agreement”), between the Company and Cascade Investment, L.L.C., and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6.6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

All amounts of principal, interest and Make-Whole Amount (as such term is defined in the Note Purchase Agreement) payable with respect to this Note are unconditionally guaranteed by the Subsidiary Guarantors (as such term is defined in the Note Purchase Agreement), under and pursuant to that certain Guaranty Agreement dated as of December 3, 2007 from such Subsidiary Guarantors, all in accordance with the provisions of the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principals of the law of such State that would require the application of the laws of a jurisdiction other than such State.

OTTER TAIL HOLDING COMPANY

By:
George A. Koeck
General Counsel and Corporate Secretary

2

EXHIBIT C
(to Amendment No. 2 to Note Purchase Agreement)

DESCRIPTION OF OPINION OF COUNSEL

June 30, 2009

Cascade Investment, L.L.C.

2365 Carillon Point

Kirkland, Washington 98033

Ladies and Gentlemen:

We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with that certain Amendment No. 2 dated as of June [30], 2009 to Note Purchase Agreement dated as of February 23, 2007 (the “Amendment”), between the Company and Cascade Investment, L.L.C. (“Cascade”), which amends that certain Note Purchase Agreement, dated as of February 23, 2007 (the “Original Note Purchase Agreement”), as amended by a letter agreement dated December 14, 2007 (the “Letter Agreement”) (the Original Note Purchase Agreement, as amended by the Letter Agreement, being referred to herein as the “Note Purchase Agreement”), between Otter Tail and Cascade relating to the issuance and sale by the Company of its 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Original Note”), as amended by the Amendment (the “Replacement Note”).  This opinion is being delivered to you pursuant to Section 5.1(f)(v) and Section 5.2(d) of the Amendment.  Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Note Purchase Agreement, as amended by the Amendment.

In connection with this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, Otter Holding and Merger Sub, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  We have also assumed that all conditions precedent to the effectiveness of the Amendment and the Assignment Agreement have been satisfied or waived contemporaneously with the delivery of this opinion letter.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company, Otter Holding and Merger Sub and of public officials.

Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect.  Such words, as used herein, mean that prior to or during the course of this firm’s representation of the Company in connection with the specific transactions contemplated by the Note Purchase Agreement, as amended by the Amendment, no contrary information came to the attention (but not including any constructive or imputed notice) of the attorneys currently with our firm who have given substantive attention to matters on behalf of the Company.  In rendering such opinions, we have not conducted any independent investigation of the Company or any of its Subsidiaries, consulted with other attorneys in our firm with respect to the matters covered thereby, or reviewed any of our prior files involving the Company or any of its Subsidiaries.  Finally, no inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Company.

Based on the foregoing, we are of the opinion that:

(i)            The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and the corporate authority to execute and perform its obligations under the Amendment and the Assignment Agreement.  The Company has the corporate power and the corporate authority to conduct the activities in which it is now engaged, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or to so qualify or to be in good standing would not result in a Material Adverse Effect.

(ii)           Otter Holding is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and the corporate authority to execute and perform its obligations under the Amendment, the Note Purchase Agreement, as amended by the Amendment and assigned to Otter Holding pursuant to the Assignment Agreement, the Replacement Note and the Assignment Agreement.  The Company has the corporate power and the corporate authority to conduct the activities in which it is now engaged, and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or to so qualify or to be in good standing would not result in a Material Adverse Effect.

(iii)          Each of the Amendment and the Assignment Agreement has been duly authorized by all requisite corporate action on the part of the Company, duly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(iv)          The Assignment Agreement has been duly authorized by all requisite corporate action on the part of Otter Holding, duly executed and delivered by Otter Holding and constitutes the legal, valid and binding agreement of Otter Holding enforceable against Otter Holding in accordance with its terms.

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(v)           Each of the Note Purchase Agreement, as amended by the Amendment, and the Original Note constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.  As of the Effective Time, each of the Note Purchase Agreement, as amended by the Amendment, and, upon the surrender by Cascade of the Original Note and issuance by the Company of the Replacement Note, the Replacement Note will constitute the legal, valid and binding agreement of Otter Holding enforceable against Otter Holding in accordance with its respective terms.

(vi)          The Guaranty Agreement constitutes the legal, valid and binding agreement of each of the Subsidiary Guarantors named as a party thereto, enforceable against such Subsidiary Guarantor in accordance with its terms.  We have assumed for purposes of this opinion that the Guaranty Agreement and the Acknowledgment of Guaranty dated as of June 30, 2009, executed by each of the Subsidiary Guarantors (the “Guarantee Acknowledgment”) have each been duly authorized, executed and delivered by such Subsidiary Guarantor, and note that you have (previously, with respect to the Guaranty Agreement, and on the date hereof, with respect to the Guaranty Acknowledgment) received opinions from George A. Koeck, General Counsel and Corporate Secretary of the Company, to that effect.

(vii)         No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota, New York or federal governmental authority (other than any Minnesota, New York or federal governmental authority regulating public utilities or public utility holding companies, as to which we express no opinion) is required to be obtained or made by the Company in connection with its execution and delivery of the Amendment and the Assignment Agreement or the performance by the Company of its obligations pursuant to the Amendment and the Assignment Agreement, except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made and except that we express no opinion regarding any federal securities laws (other than as provided in our opinion in clause (ix) below), or the securities or “Blue Sky” laws of any state.

(viii)        No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota, New York or federal governmental authority (other than any Minnesota, New York or federal governmental authority regulating public utilities or public utility holding companies, as to which we express no opinion) is required to be obtained or made by Otter Holding in connection with its execution and delivery of the Assignment Agreement, the Standstill Agreement or the Replacement Note or the performance by Otter Holding of its obligations pursuant to the Assignment Agreement, the Replacement Note and the Standstill Agreement, except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made and except that we express no opinion regarding any federal securities laws (other than as provided in our opinion in clause (ix) below), or the securities or “Blue Sky” laws of any state.

(ix)           The execution and delivery by the Company of the Amendment and the Assignment Agreement and the performance by the Company of its obligations under the Amendment and the Assignment Agreement will not (a) violate the articles of incorporation or bylaws of the Company or (b) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit,

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order or other law applicable to the Company, except (as to clause (b) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a Material Adverse Effect and except that we express no opinion regarding (A) any law regulating public utilities or public utility holding companies or (B) any federal securities laws or the securities or “Blue Sky” laws of any state.

(x)            The execution and delivery by Otter Holding of the Assignment Agreement, the Replacement Note and the Standstill Agreement and the performance by Otter Holding of its obligations under the Assignment Agreement, the Replacement Note and the Standstill Agreement will not (a) violate the articles of incorporation or bylaws of Otter Holding or (b) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to Otter Holding, except (as to clause (b) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a Material Adverse Effect and except that we express no opinion regarding (A) any law regulating public utilities or public utility holding companies or (B) any federal securities laws or the securities or “Blue Sky” laws of any state.

(xi)           Assuming the accuracy and performance of, and compliance with, the representations, warranties and agreements of the Company and you in the Note Purchase Agreement, as amended by the Amendment, and the Assignment Agreement, the issuance and delivery of the Replacement Note under the circumstances contemplated by the Note Purchase Agreement, as amended by the Amendment, do not, under existing law, require the registration of the Replacement Note under the Securities Act of 1933.

(xii)          Neither the Company nor Otter Holding is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and to our knowledge, based solely on our review of the statements of beneficial ownership of the Company’s stock filed as of the date hereof with the SEC and our review of the stock ledger of Otter Holding, and in reliance upon certificates of officers of the Company and Otter Holding, neither the Company nor Otter Holding is “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)            Our opinions above in clauses (iii), (iv), (v) and (vi) are subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

(b)            Our opinions in clauses (iii), (iv), (v) and (vi) above are subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).  In addition, the availability of specific performance, injunctive relief, the

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appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

(c)            We express no opinion as to the enforceability of provisions in the Note Purchase Agreement, the Original Note, the Replacement Note, the Amendment, Assignment Agreement or the Guaranty Agreement to the extent they contain obligations of the Company, Otter Holding or the Subsidiary Guarantors to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the Purchaser as a result of such prepayment or default.

(d)            We express no opinion as to the enforceability of the 2001 Note Purchase Agreement and any Credit Agreement which may be deemed to be incorporated by reference into the Note Purchase Agreement pursuant to Section 10.7 of the Note Purchase Agreement or as to the effect such incorporation may have on the enforceability of the Note Purchase Agreement, the Original Note, the Replacement Note, the Guaranty Agreement or the Guaranty Acknowledgment.

(e)            Our opinion in paragraph (vi) above as to the Guaranty Acknowledgment and the Guaranty Agreement is subject to the defenses available to a guarantor under applicable law.

(f)             We express no opinion as to the validity, binding effect or enforceability of (i) any provision of the Note Purchase Agreement, the Original Note, the Replacement Note, the Amendment, the Assignment Agreement, the Guaranty Acknowledgment or the Guaranty Agreement related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (ii) waivers by the Company, Otter Holding or a Subsidiary Guarantor of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, (iv) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; (v) provisions providing that waivers or consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a wavier of other matters of the same kind, or (vi) terms purporting to establish evidentiary standards, or as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Guaranty Acknowledgment and the Guaranty Agreement.

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(g)            In rendering our opinion in paragraphs (vii) and (viii) above, we do not express any opinion with respect to any approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota, New York or federal governmental authority required generally in connection with the business or operations of the Company or Otter Holding.

The opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States and we express no opinion as to the laws of any other jurisdiction.

The foregoing opinions are being furnished to you solely for your benefit (and the benefit of your successors and assigns) and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

GLT/SK

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June [30], 2009

Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, Washington 98033

Ladies and Gentlemen:

I have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with that certain Amendment No. 2 dated as of June [30], 2009 to Note Purchase Agreement dated as of February 23, 2007 (the “Amendment”), between the Company and Cascade Investment, L.L.C. (“Cascade”), which amends that certain Note Purchase Agreement, dated as of February 23, 2007 (the “Original Note Purchase Agreement”), as amended by a letter agreement dated December 14, 2007 (the “Letter Agreement”) (the Original Agreement, as amended by the Letter Agreement, being referred to herein as the “Note Purchase Agreement”), between the Company and Cascade relating to the issuance and sale by the Company of its 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Original Note”), as amended by the Amendment (as amended, the “Replacement Note”).  This opinion is being delivered to you pursuant to Section 5.1(f)(v) and Section 5.2(d) of the Amendment.  Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Note Purchase Agreement as amended by the Amendment.

In connection with this opinion I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company, Otter Holding, Merger Sub and the Subsidiary Guarantors) and the conformity to authentic originals of all documents submitted to me as copies.  I also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, Otter Holding, Merger Sub and the Subsidiary Guarantors, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  I have also assumed that all conditions precedent to the effectiveness of the Amendment and the Assignment Agreement have been satisfied or waived contemporaneously with the delivery of this opinion letter.  As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company, Otter Holding and Merger Sub (in each case known by me to have authority to make such representations and certifications on behalf of the Company, Otter Holding or Merger Sub, as appropriate) and the Subsidiaries, and certificates of public officials.

Based on the foregoing, I am of the opinion that:

1.             Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or

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qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure to be so licensed or to so qualify or to be in good standing would not result in a Material Adverse Effect; and all of the issued and outstanding shares of capital stock of each Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

2.                                       No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota or North Dakota governmental authority or any Minnesota, North Dakota, South Dakota or other federal governmental authority regulating public utilities or public utility holding companies, is required to be obtained or made by the Company in connection with its execution and delivery of the Amendment or the Assignment Agreement or the performance by the Company of its obligations pursuant to the Amendment and the Assignment Agreement, except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made.

3.                                       No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota or North Dakota governmental authority or any Minnesota, North Dakota, South Dakota or other federal governmental authority regulating public utilities or public utility holding companies, is required to be obtained or made by Otter Holding in connection with its execution and delivery of the Assignment Agreement, the Replacement Note and the Standstill Agreement or the performance by Otter Holding of its obligations pursuant to the Assignment Agreement, the Replacement Note and the Standstill Agreement, except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made and except that I express no opinion regarding any federal securities laws or the securities or “Blue Sky” laws of any state.

4.                                       No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota or North Dakota governmental authority or any Minnesota, North Dakota, South Dakota or other federal governmental authority regulating public utilities or public utility holding companies, is required to be obtained or made by any Subsidiary Guarantor in connection with the execution and delivery of the Acknowledgment of Guaranty dated as of June 30, 2009, executed by each of the Subsidiary Guarantors (the “Guaranty Acknowledgment”), except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made and except that I express no opinion regarding any federal securities laws or the securities or “Blue Sky” laws of any state.

5.                                       Each of the Subsidiary Guarantors has the corporate power and authority and is duly authorized to enter into the Guaranty Acknowledgment and to perform all of its obligations under the Guaranty Agreement, and the Guaranty Acknowledgment has been duly authorized by all requisite corporate action on the

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part of each Subsidiary Guarantor and duly executed and delivered by each of the Subsidiary Guarantors.

6.             The execution and delivery by each of the Subsidiary Guarantors of the Guaranty Acknowledgment and the performance by each Subsidiary Guarantor of its obligations pursuant to the Guaranty Agreement will not (a) violate the articles of incorporation or bylaws of the Company, Otter Holding or any Subsidiary Guarantor, or (b) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to the Company, Otter Holding or any Subsidiary Guarantor except (as to clause (b) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a Material Adverse Effect.

7.             The execution and delivery by the Company of the Amendment and the Assignment Agreement and the performance by the Company of its obligations under the Amendment and the Assignment Agreement will not (a) violate the articles of incorporation or bylaws of the Company, (b) violate Section 673 of the Minnesota Business Corporation Act (the “MBCA”) or Minnesota Statutes Section 216B.48, or (c) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to the Company, except (as to clause (c) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a Material Adverse Effect and except that I express no opinion regarding any federal securities laws or the securities or “Blue Sky” laws of any state.

8.                                       The execution and delivery by Otter Holding of the Assignment Agreement, the Replacement Note and the Standstill Agreement and the performance by Otter Holding of its obligations under the Assignment Agreement, the Replacement Note and the Standstill Agreement will not (a) violate the articles of incorporation or bylaws of Otter Holding, (b) violate Section 673 of the MBCA or Minnesota Statutes Section 216B.48, or (c) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to Otter Holding, except (as to clause (c) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a Material Adverse Effect.

9.                                       There is no litigation pending or, to the best of my knowledge, threatened which in my opinion could reasonably be expected to have a Material Adverse Effect or that would impair the ability of Otter Holding to, as of the Effective Time, issue and deliver the Replacement Note as contemplated in the Note Purchase Agreement, as amended by the Amendment, and comply with the provisions of

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the Note Purchase Agreement, as amended by the Amendment, the Replacement Note, the Standstill Agreement or of any Subsidiary Guarantor to comply with the provisions of the Guaranty Agreement.

The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States and, with respect to my opinion in paragraphs 1, 4 and 5 only, the following corporate laws: the Arizona Business Corporation Act, the Delaware General Corporation Law, the Idaho Business Corporation Act, and the General and Business Corporation Law of Missouri.  I express no opinion as to the laws of any other jurisdiction.

The foregoing opinions are being furnished to you solely for your benefit (and the benefit of your successors and assigns) and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

George A. Koeck
General Counsel and Corporate Secretary

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